Exhibit 99.1

PhotoWorks, Inc. Announces Third Quarter Results; Company Attracted New Leadership, Invested in Critical Technology and Marketing
Capabilities While Continuing to Reduce Costs

    SEATTLE--(BUSINESS WIRE)--July 21, 2004--PhotoWorks(R), Inc. (OTCBB:FOTO), a leading provider of digital and film photography services, today reported results for its fiscal third quarter ending June 26, 2004. The Company added to its technical and marketing leadership team and invested in technology infrastructure and new website and product development. Cost containment initiatives have contributed to a significant reduction in net losses for the first three quarters of fiscal 2004 as compared to the net losses of the prior year period.
    Net revenues for the third quarter were $4,690,000, compared to $6,987,000 for the third quarter of fiscal 2003. The Company reported a net loss of $957,000, or a loss of $.06 per share, for the third quarter compared to a net loss of $2,205,000, or a loss of $.13 per share, in the third quarter of fiscal 2003. The 2003 net loss included a charge of $1,600,000 in the third quarter to record a penalty assessment.
    Net revenues for the nine months ended June 26, 2004, were $14,998,000 compared to $21,840,000 for the comparable period of fiscal 2003 due to a continued decline in traditional film processing offset partially by an increase in digital photo services of 15.2 percent compared to the prior year. The Company reported a net loss of $1,887,000 or a loss of $.11 per share, for the nine months ended June 26, 2004, compared to a net loss of $4,703,000, or $.28 per share, for the first nine months of fiscal 2003. The 2004 net loss included the benefit of a gain of $738,000 in the second quarter from the settlement of a dispute with a vendor.

    New, World-Class Team

    PhotoWorks boosted its leadership ranks during its third quarter. Most recently, Tom Kelley, former general manager of RealNetworks consumer marketing, became PhotoWorks' Vice President and Chief Marketing Officer. Mr. Kelley brings experienced business development leadership and emarketing capabilities to drive the company's growth. The PhotoAccess technology development team joined PhotoWorks, with Jerry Barber becoming Vice President and General Manager of PhotoWorks Digital Imaging and Dan Zimmerman taking on the role of Associate Vice President of Engineering and Product Development. Mark Kalow was appointed to the board of directors and brings over 25 years experience in senior leadership positions spanning the digital imaging industry, finance and strategic investing.

    Technology and Marketing Investments

    "We now have world-class leadership in technology and marketing; the team has shown great ability to engage and jump start the rebuilding of our technology infrastructure, image archival system, information systems, and upgrading our marketing capabilities," said Philippe Sanchez, President and CEO, PhotoWorks. "Our investments in these key areas support the execution of the business plan announced nine months ago. What's more, during the quarter, PhotoWorks has continued to reduce its operating costs and maintain its cash position," Sanchez said.

    Revitalization Plan

    Over the past nine months, PhotoWorks has aggressively initiated corporate-wide programs to stabilize the company and establish digital photo service core competencies. As part of its turnaround program, the company is validating its business model, building its leadership team, developing a scalable digital infrastructure and expanding its product line.

    Conference Call

    An investor conference call has been scheduled for today, Wednesday, July 21, 2004 at 11:00 a.m. Pacific Daylight Time to discuss the third quarter results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from July 21, 2004 at 1:00 p.m. Pacific Daylight Time to July 28, 2004 at 1:00 p.m. Pacific Daylight Time by dialing 1-800-633-8284 and entering access code 21200054.

    About PhotoWorks(R)

    Formerly Seattle FilmWorks, PhotoWorks(R) has been delivering high-quality photographs to customers for 25 years. The Company is dedicated to providing innovative and inspiring ways for people to create, share and preserve their memories. Every day, digital and film photographers come to www.photoworks.com to upload, enhance and print their best photographic memories, simply and conveniently. The Company, which offers a 100% satisfaction guarantee, has been awarded an "Outstanding" rating by the Enderle Group technology analysis firm. Based in Seattle, PhotoWorks is publicly traded (OTCBB:FOTO). More information about PhotoWorks is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995

    Statements in this news release concerning leadership in photo services; world-class leadership in technology and marketing; opportunities in the digital photography space; ability to ensure sustainability and establish core competencies in the digital market space; future products and services; and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations; system performance problems due to technology infrastructure, systems integration or other technical difficulties; pricing and other activities by competitors; economic and industry factors, and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.

    PhotoWorks(R) is a registered trademark of PhotoWorks, Inc. All other marks belong to their respective owners.

    -Financial Tables Follow-


                           PHOTOWORKS, INC.
          CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
           (in thousands, except share and per share data)


                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                        June 26,    June 28,    June 26,    June 28,
                           2004        2003        2004        2003

Net revenues               $4,690      $6,987     $14,998     $21,840

Cost of goods and services  3,441       4,939      11,202      16,894
                            ------    --------    --------    --------
  Gross profit              1,249       2,048       3,796       4,946

Operating Expenses:
  Marketing                   694         543       1,833       1,955
  Research and development    392         774       1,292       2,025
  General and
   administrative           1,136       1,285       2,606       4,059
  ITC penalty                   -       1,600           -       1,600
                            ------    --------    --------    --------
    Total operating
     expenses               2,222       4,202       5,731       9,639
                            ------    --------    --------    --------

Loss from operations         (973)     (2,154)     (1,935)     (4,693)

Other income (expense)          1         (26)        (67)        (92)
                            ------    --------    --------    --------
Loss before income taxes     (972)     (2,180)     (2,002)     (4,785)
Income tax benefit (expense)   15         (25)        115          82
                            ------    --------    --------    --------
Net loss                    $(957)    $(2,205)    $(1,887)    $(4,703)
                            ======    ========    ========    ========

Loss per share              $(.06)      $(.13)      $(.11)      $(.28)
                            ======      ======      ======      ======

Weighted average number
 of shares outstanding 16,835,000  16,657,000  16,740,000  16,656,000
                       ==========  ==========  ==========  ==========




                           PHOTOWORKS, INC.
               SELECTED CONSOLIDATED BALANCE SHEET DATA


                                      June 26, 2004 September 27, 2003
                                      ------------- ------------------
Cash and cash equivalents               $2,656,000         $4,756,000
Accounts receivable                        130,000             28,000
Inventories                                724,000            652,000
Prepaid expenses                           222,000            354,000
Total Current Assets                     3,732,000          5,790,000
Total Assets                            $5,278,000         $7,662,000
                                        ==========         ==========

Current Liabilities                     $3,306,000         $3,956,000
Total Liabilities                        6,477,000          7,098,000
Total Shareholders' Equity (Deficit)    (1,199,000)           564,000
Total Liabilities and Shareholders'
 Equity                                 $5,278,000         $7,662,000
                                        ==========         ==========

    CONTACT: PhotoWorks, Inc.
             Loran Cashmore Bond, 206-281-1546
             pr@photoworks.com